Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-124601) of KapStone Paper and Packaging Corporation and in the related Prospectus and Registration Statement (Form S-8 No. 333-141916) pertaining to the 2006 Incentive Plan of our reports dated March 12, 2008, with respect to the consolidated financial statements of KapStone Paper and Packaging Corporation and the effectiveness of internal control over financial reporting of KapStone Paper and Packaging Corporation, included in this Annual Report (Form 10-K) for the year-ended December 31, 2007.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

March 12, 2008